            SULLIVAN & WORCESTER LLP

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December 19, 2002

The Calvert Fund

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

Ladies and Gentlemen:

We have been requested by The Calvert Fund, a Massachusetts business trust with transferable shares (the "Company") established under a Declaration of Trust dated March 15, 1982, as amended (the "Declaration of Trust"), for our opinion with respect to certain matters relating to the Calvert New Vision Small Cap Fund (the "Acquiring Fund"), a series of the Company.  We understand that the Company is about to file an amended Registration Statement on Form N-14 for the purpose of registering shares of the Company under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Technology Portfolio (the "Acquired Fund"), a series of Calvert Social Investment Fund, in exchange solely for shares of the Acquiring Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the amended Form N-14 Registration Statement (the "Plan").

We have, as counsel, participated in various business and other proceedings relating to the Company. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Company's Declaration of Trust and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below. We are admitted to the Bars of the Commonwealth of Massachusetts and the District of Columbia.

Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on January 24, 2003, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Company's Declaration of Trust and By-Laws, will be legally issued, fully paid and non-assessable by the Company, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion with and as a part of the amended Registration Statement on Form N-14.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP_____

SULLIVAN & WORCESTER LLP